September 17, 2019
Jonathan Biller

Dear Jonathan,

I am pleased to extend to you a contingent offer for the position of Chief Legal Officer at Agios Pharmaceuticals, Inc. (the "Company"), reporting to me. Your employment will commence on the date that is the later of: (1) the sixth business day after your last day of employment at your current employer or (2) November 11, 2019. You will receive a semi-monthly salary of $20,833.34 which is equivalent to $500,000.16 annually. Agios will provide relocation assistance for your move to the Boston area covering reasonable relocation costs which includes $5,000 per month in housing for 9 months following your start date. In addition, you will receive a one-time payment in the amount of $100,000.00 subject to legally required tax withholdings. This payment will be made as part of the normal semi-monthly payroll after 30 days of employment. If you leave the company within 18 months you will be required to repay the full amount of the one-time payment as well as the amount covered for relocation assistance.

You will be eligible for our annual Bonus and Equity Programs. If the company meets or exceeds its annual goals, a pool will be established for employees, which will be subject to approval by the Board of Directors. This pool will be allocated according to level and your individual performance. Your bonus payment and equity grant will be pro-rated based on the amount of time you worked at Agios in the prior calendar year and you must be employed by Agios at the time of payment/grant in order to receive them. Your target bonus is 45% of your base compensation. Since you are joining Agios after September 30, 2019, you will not be eligible to participate in the 2019 plan year. You will be eligible to participate in the 2020 plan year, which begins on January 1, 2020.

Subject to approval by the Board of Directors or its designated representative, on your start date (the "Grant Date"), you will be granted: (i) stock options to purchase shares of the company's Common stock (the "Options") with a Black-Scholes value of$2.025 million, based on the closing price of the Company's common stock on the Grant Date (the "Closing Price"); (ii) a number of restricted stock units (the "RSUs"), which the number shall be determined by dividing $675,000 by the Closing Price; and (iii) a number of performance share units (the "PSUs"), which number shall be determined by dividing $1.0 million by the Closing Price. The Options will have an exercise price per share equal to the Closing Price and will become exercisable as to 25% of the underlying shares on the first anniversary of the Grant Date and the remaining shares will vest and become exercisable monthly thereafter until the fourth anniversary of the Grant Date. Each RSU shall entitle you to receive one share of the Company's common stock for each RSU that vests. One third of the RSUs shall vest on each of the first, second and third anniversaries of the Grant Date. The PSUs give you the opportunity to earn full value shares of Agios stock upon achievement against any or all of the performance goals outlined, with each PSU entitling you to receive one share of the Company's common stock for each PSU that vests. Achievement against each goal will be evaluated
88 Sidney Street ● Cambridge, MA 02139
Main: 617-649-8600 ● Fax: 617-649-8618
www. agios.com

independently by the Compensation Committee of the Board of Directors. Upon confirmed achievement, you will receive 100% of the target share units corresponding to the specific goal as outlined. The opportunity to achieve all of these milestones runs through the end of 2022, at which time, any unearned shares will be forfeited. The specific performance milestones for the PSUs will be the same as those contained in 2019 PSU grants to the Company's executive officers. The Option, RSUs, and PSUs will be subject to the terms and conditions of the Company's 2013 Stock Incentive Plan (the "Plan") and the applicable award agreement.

You will be eligible to participate in all of the company's benefits plans, which include Medical and Dental Insurance Programs, Flexible Spending Program for medical and daycare expenses, Life Insurance, AD&D, and Short and Long Term Disability Plans, and 401(k). The Company provides a discretionary time off policy and 11 paid holidays annually in accordance with the company holiday schedule.

You are also eligible to receive severance benefits under our Severance Benefits Plan, effective April 22, 2016 (the "Severance Benefits Plan") for a Covered Termination as defined in the Severance Benefits Plan.

In the initial recruitment process you were advised that your acceptance of this position is with the understanding that the offer of employment is contingent upon successful completion of a background investigation. We will contact you as soon as the background check process has been completed. At that time, assuming successful completion of this process, we can determine the date when your employment will begin.

The offer of employment is also contingent upon your signing the company's standard Forms of Agreement Regarding Inventions, Confidentiality and Non-Competition (Copy attached) and 1-9 Employment Verification Form. You will be required to submit documentation that establishes identity and employment eligibility in accordance with the US Immigration and Naturalization requirements. If there are any other agreements of any type that you are aware of which may impact or limit your ability to perform your job at Agios Pharmaceuticals, please let us know as soon as possible.

This offer letter is not intended to create or constitute an employment agreement or contract between you and Agios Pharmaceuticals. It is also important for you to understand that Massachusetts is an "at will" employment state. This means that you will have the right to terminate your employment relationship with Agios Pharmaceuticals at any time for any reason. Similarly, Agios Pharmaceuticals will have the right to terminate its employment relationship with you at any time for any reason, except as prohibited by law.

88 Sidney Street ● Cambridge, MA 02139
Main: 617-649-8600 ● Fax: 617-649-8618
www. agios.com

I am very excited about having you join our team and I anticipate that you will make many important contributions to our Company and strategic mission. Please acknowledge your acceptance of this offer by returning a signed copy of this letter no later than Friday, September 26, 2019.

Best regards,

/s/ Jacqualyn Fouse

Jacqualyn Fouse, Ph.D. Chief Executive Officer Agios Pharmaceuticals, Inc

I accept this contingent offer of employment with Agios Pharmaceuticals, Inc., subject to successful completion of my background investigation.

Signature:
/s/ Jonathan Biller      9/18/19
               Date

88 Sidney Street ● Cambridge, MA 02139
Main: 617-649-8600 ● Fax: 617-649-8618
www. agios.com